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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


GAINSCO INC, 401(k) Plan
  Administrative Committee:



We consent to the incorporation by reference in the registration statements (No. 333-33590 and No. 333-34164) on Form S-8 of GAINSCO, INC. of our report dated June 21, 2002 relating to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits and related schedules for the years then ended, which report appears in the December 31, 2001 annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.


/s/ KPMG LLP


Dallas, Texas
June 28, 2002